Exhibit 4.1

Rehovot

Lease

Made and signed in Tel Aviv on May 18, 2021

Between:               Gav Yam Lands Corp. Ltd., Company No. 520001736
By its authorized signatories Messrs. _____________
Of 9 Andrei Sakharov Street, Haifa
(Gav Yam Lands Corporation Ltd. will be referred to hereinafter as: “Gav Yam Lands”)
By authorization vested in Gav Yam Lands under a marketing and operating agreement dated December 21, 1995 by the title holders of the land (1) Weizmann Institute of Science, Company No. 52-0016858; and (2) Gav Yam High-Tec Ltd., Company No. 51-1921785, the title holders of the land (hereinafter jointly: the “Lessor”)
of the first part;
 and                       MeaTech 3D Ltd., Company No. 520041955
By its authorized signatories Messes. Sharon Fima, Guy Hefer, Omri Schanin
Of 18 Einstein Street, Ness Ziona 7403622 (POB 4061)
(hereinafter: the “Lessee”)

of the second part;

Whereas:
The land known as Plot 127 in Bloc 3688 located in the “Science Park” on Menachem Begin Road in Rehovot, as appears in the diagram attached to this Agreement as Appendix A (hereinafter: the “Land”), leased through a perpetual lease from KKL by the Weizmann Institute of Science, Company No. 52-0016858 (hereinafter: the “Institute”), under a capitalized lease (until March 31, 2061) dated December 8, 1963 (hereinafter: the “Lease”); and

Whereas:
The Institute and Gav Yam High-Tec Ltd., Company No. 51-1921785 (hereinafter: “High-Tec”) signed a lease for the sublease of an unspecified 72% of the Land, as set out in the said sublease dated December 21, 1995 and its addendum dated June 12, 2012 (and subject to their terms) (hereinafter: the “Sublease”) according to which the Institute is entitled to rights in an unspecified part of the High-Tech Industrial Park defined as the “Project” below. In respect of the Sublease, a caveat was also registered for High-Tec on the Land at the Land Registration Office in Rehovot on December 28, 2008 under Deed 52124/2008/1002 (under the terms of original Deed 34491/1995/1), and High-Tec is entitled to be registered at the Land Registration Office as the sublessee of the Land; and

Whereas:
According to the marketing and operating agreement made and signed on December 21, 1995 between the Lessor and Gav Ham Land Corporation Ltd., Company No. 520001736 (hereinafter: “Gav Yam Lands”), Gav Yam Lands manages, markets and operates the Park and the Lessor also empowered the Lessor contractually in its name and for it buildings and areas in the Park as well as for the management, marketing and operation of the Park for it; and

Whereas:
A building, inter alia, that includes a two-level underground parking lot on an area of 13,000 square meters with 10 floors above covering a gross leasable area of 15,020 square meters above ground was constructed on the Land (hereinafter: the “Building” and the “Building”); and

Whereas:
The Lessor declares that it is the sole holder of the Land and that on the “Date of Delivery,” as defined below, it will be the sole holder of the Leasehold, and entry into this Agreement does not constitute a breach of obligation to a third party and no third-party consent is required for leasing the Leasehold to the Lessee in accordance with the provisions of this Agreement; and

Whereas:
The Lessee declares and confirms that the “Leasehold,” as defined below, meets its requirements, and it seeks to lease the “Leasehold” as defined below, for the purpose set out in this Agreement, all subject to the correctness of the statements and commitments of the Lessor under this Agreement; and

Whereas:	The Lessor declares that it is entitled and agrees to lease the Leasehold, as defined below, to the Lessee in accordance with the provisions of this Agreement.

Therefore, it is declared and agreed between the Parties as follows:

1.	General

1.1	The preamble and appendices to this Agreement are an integral part thereof.

1.2	Appendices:

1.2.1	Appendix A – Diagram of the Land;

1.2.2	Appendix B – Diagram of the Leasehold and parking spaces;

1.2.3	Appendix C – Direct Debits;

1.2.4	Appendix D – Technical Specifications (shell-level);

1.2.5	Appendix E – Insurance Appendices;

1.2.6	Appendix F – Canceled;

1.2.7	Appendix G – Electricity Agreement;

1.2.8	Appendix H1 – Bank Guarantee Text;

1.2.9	Appendix H2 – Personal Guarantee Text - canceled;

1.2.10	Appendix I – Tri-party Agreement Appendix in respect of Finishing Work in the Leasehold;

1.2.11	Appendix J – Change of Holder Notice to the Municipality;

1.2.12	Appendix K – Parking Lot Management Agreement;

1.2.13	Appendix L – Rules for Conducting Business;

1.2.14	Appendix M – Customization Work Plan.

1.3
For avoidance of doubt, it is hereby clarified that in the event of any discrepancy or inconsistency between the provisions of this Agreement and the provisions of the appendices, the provisions of this Agreement shall prevail, except for the provisions of the Technical Specifications (Appendix D) and/or unless explicitly determined otherwise in the body of the relevant appendix.

1.4
For the sake of good order, it is hereby clarified that wherever the “Lessor” appears in this Agreement and its appendices, the intention is also through its legal representative, Gav Yam Lands, according to the circumstances at hand.

2.	Headings

The section headings are for the sake of convenience only and shall not be used for the purpose of interpretation.

3.	Interpretation

Without derogating from the other definitions in this Agreement, the following terms shall be interpreted in accordance with that stated beside them, in other words:

3.1
“The Leasehold” - On the third floor level of Building 4 as well as 40 parking spaces (30 in the building and 10 outside the building), all as marked in yellow on the diagram marked as Appendix B to this Agreement.

3.2
“Final Area of the Leasehold” - 1,700 square meters (gross). In this regard, it is clarified that the Final Area of the Leasehold is the area to be used for calculation of the rent, management fees and all other financial liabilities of the Lessee under this Agreement.

3.3	“The Project” - A project used for the development and encouragement of applied research, as a High-Tech Industrial Park (“High-Tech Park”);

3.4	“Day of Delivery” or “Date of Delivery” - the date of signing this Agreement.

3.5	“Lease Commencement Date” - December 1, 2021, subject to grace, as defined in section 4.1 below;

3.6
“The Supervisor” - The supervisor on behalf of the Lessor, Yariv Pinto from the office of Waxman Govrin or any other person from another supervising office that replaces him, all at the sole discretion of the Lessor.

3.7	“Main Systems” - As set out in the Technical Specifications (Appendix D).

3.8	“Purpose of the Lease” – Management of a business for the purpose of offices, research and development, laboratory and production in the cultured meat industry.

3.9
“Index” - the Consumer Price Index (including fruit and vegetables) to be published by the Central Bureau of Statistics, including such index which, if published by a different government institution, including any official index in its place, whether built on the same data as those on which the existing index is built on the date of signing this Agreement or not or whether a different index will be provided, the ratio between the indices will be determined by the Central Bureau of Statistics or any other official entity replacing it.

If no such ratio between the indices is set, the ratio will be set by Economic Department of Bank Leumi Le-Israel Ltd. (at the expense of the Lessee and Lessor, in equal parts).

3.10	“Fundamental Index” and “Base Index” - The last known index on the date of signing this Agreement, which is the index of March 2021 published on April 15, 2021.

4.	Lease and lease terms

4.1
The Initial Lease Term - subject to the provisions below, the Lessor leases to the Lessee and the Lessee hereby leases from the Lessor the Leasehold for the purpose of the Lease, as defined in section 3.8 above, for a term of 4 years (and in words: four years) commencing December 1, 2021, which is the “Lease Commencement Date” through November 30, 2025 (hereinafter: “Initial Lease Term”), subject to the provisions of this section below.

It is clarified that the Lessee will be liable for all its obligations under this Agreement, from the Date of Delivery, as defined above, including in respect of all payments under this Agreement borne by the Lessee, even if the Lessee fails to meet its obligations under sections 26 and 18.1, and all in accordance with the provisions of section 7.5 below. If the Lessee believes that it will not manage to complete the work by the Lease Commencement Date (as defined above), despite its efforts to do so within the dates set, then the Lessee may defer the Lease Commencement Date once (for the purpose of completing the work and for this purpose only) by a period of 60 days (hereinafter: the “Grace Period”), subject to giving the Lessor written notice by October 1, 2021 regarding the need to exercise the Grace Period.

Should the Lessee exercise the Grace Period, February 1, 2022 will be set as the “Lease Commencement Date” (instead of December 1, 2021), for all intents and purposes in connection with the provisions of this Agreement.

It is clarified that the Lessee will be entitled to one Grace Period only and will not be entitled to any further deferral of the Lease Commencement Date, even if it fails to complete the work after exercising the Grace Period.

For avoidance of doubt, it is hereby clarified that the Lessee will be entitled to receive maintenance of the Leasehold, subject to fulfillment of all its obligations under sections 26 and 18.1 of this Agreement.

Furthermore, the Parties agreed that the parking spaces will be given to the Lessee on the Lease Commencement Date.

4.2
Option period - Subject to the Lessee not committing any repeated fundamental breaches during the Initial Lease Term of which the Lessor gives notice in writing (including default of any payments that it is required to pay in accordance with this Agreement) until that date, and renewal of the insurance policies specified in section 18.1 below, the Lessee is granted the option to extend the Lease by one additional consecutive Lease Term, for a period of 48 months from the end of the Initial Lease Term (hereinafter: the “Option Period”).

The Option Period will be exercised only if the Lessee notifies the Lessor in writing up to six months prior to the end of the Initial Lease Term, according to which it seeks to exercise the option. If the Lessee fails to provide notice on the relevant date, the Option Period shall not be exercised and this will be considered notice by the Lessee of unwillingness to exercise the Option Period, and accordingly, the Initial Lease Term will come to an end in accordance with the provisions of this Agreement, including fulfillment of the Lessee’s obligations and debts with respect to the relevant period as well as the date and manner of vacating the Leasehold.

(The Initial Lease Term and Option Period will be referred to jointly hereinafter as: “Lease Term”).

5.	Declarations and undertakings of the Parties

5.1	The Lessor declares that on December 10, 2019, it received a Form 4 for the building.

5.2
The Lessee declares that it inspected and approved the plans of the Leasehold and the different specifications, including the Technical Specifications (Appendix D), the Electricity Appendix (Appendix G) and all other appendices to this Agreement, and in this context, it was given the opportunity to independently and/or through an expert on its behalf conduct any inspection required in respect of the Leasehold, physical, legal, planning or otherwise, in inspections of a reasonable non-expert lessee, and subject to such inspections, found them suitable, worthy and fitting for the Purpose of the Lease under this Agreement, and it shall have no claim and/or lawsuit and/or demand against the Lessor in this regard, except for a hidden defect and/or deficiency, and it undertakes to receive the Leasehold on the Date of Delivery, without derogating from the correctness of the declarations and undertakings of the Lessor under this Agreement and with respect to the date and manner of receiving the Leasehold.

5.3
The Lessee declares and confirms that it is aware that the Lessor may construct additional buildings and areas under the Project, in addition to the Building (including construction on the roof and surroundings of the Building), and make any alterations to the urban building plan applicable to the Land, the building plans and permits of the Project (including with respect to the Building) and/or the permitted use of the Project areas (including the Building), and the Lessor does not and shall not have any claim and/or lawsuit against the Lessor and/or anyone acting on its behalf in connection with all of these, provided that there is no physical change to the actual Leasehold and that this does not prevent the possibility of reasonable use of the Leasehold for the Purpose of the Lease and access thereto.

5.4	The Lessor declares that to the best of its knowledge, there is no impediment under any law and/or agreement for it entering into this Agreement with the Lessee.

5.5
The Lessor declares that, according to the urban building plan applicable to the Land where the Project is located and the building license granted to the Project, there is no impediment to using the Leasehold during the Lease Term for the Purpose of the Lease, as defined in section 3.7 above, subject to and without derogating from the Lessee’s obligations.

5.6
The Lessor declares that it is a company registered in Israel, no decision has been made for its liquidation, all decisions and approvals required under its incorporation documents and by law for its entry into this Agreement and performance of its obligations thereunder have been received, and that the signatories on its behalf on this Agreement are legally authorized to bind it for all intents and purpose in connection with this Agreement.

6.	Delivery and receipt of the Leasehold

6.1	The Lessor undertakes to deliver the Leasehold to the Lessee on the Date of Delivery, as is on the date of signing this Agreement at shell level only.

6.2
The Lessor undertakes that on the Date of Delivery of the Leasehold and the Building, the Main Systems and utilities, including the air conditioning, will operate and that the Leasehold will receive regular electricity and water supply at the end points, according to the Technical Specifications appendix (Appendix D) and Electricity appendix, and all the systems, utilities and electricity and water connections will be in good working order.

6.3
The Lessor undertakes that the Lessee will have free access to the Leasehold, Building and parking spaces, and that during the Lease Term, it shall permit use of the Leasehold, its utilities and systems (including electricity, water, sewer, air conditioning, safety systems and elevators), and that the Building will be maintained in a reasonable and good condition that will enable reasonable use of the Leasehold, as set out in this Agreement, unless such is prevented for reasons not dependent on the Lessor.

6.4	On the Date of Delivery, the Leasehold will be at the Lessee’s disposal, clear of any person or object.

6.5
Prior to the Date of Delivery, the Lessee will conduct a tour of the Leasehold in the presence of its and the Lessor’s representatives and will prepare a delivery protocol describing the condition of the Leasehold upon delivery to the Lessee (hereinafter: the “Delivery Protocol”). The Lessee undertakes to return the Leasehold to the Lessor upon vacation thereof, in its condition on the Date of Delivery, subject to reasonable and natural wear and tear.

6.6
It is hereby clarified that all systems and additions installed (if any) and/or to be installed in the Leasehold that meet the definition of “fixtures,” as defined in the Land Law, 1969, are the property of the Lessor, and the Lessee shall not be entitled to make any changes to them and/or remove them at the end of the Lease Term.

7.	Alterations and Additions in the Leasehold

7.1
Due to the Lessee’s request for finishings and additions to the Leasehold, the Lessor agrees to the Lessee being granted permission to carry out finishing and additions to the Leasehold according to the finishing work specifications attached as Appendix M to this Agreement (above and hereinafter: “Alterations and Additions” and “Customizations” and “Finishing Work”), between the Date of Delivery and December 1, 2021 (hereinafter: the “Work Period”), provided that the following terms are met:

7.1.1	Prior to carrying out the Alterations and Additions, the approval of Gav Yam Lands will have been obtained for them and the other terms below will be met:

7.1.1.1
The Lessee will submit to a plan to Gav Yam Lands for the Alterations and Additions prepared by an architect on behalf of the Lessee, which also includes detailed electrical, air conditioning, safety, plumbing and structural engineering plans.

7.1.1.2
Gav Yam Lands notified the Lessee in writing no later than 14 business days from submission of the application, whether it consents to performance of the requested work and/or any repairs or alterations required at the Lessee’s request, if any, and the Lessee will be required to make such alterations and/or changes and approve the revised plan with Gav Yam Lands before and as a condition to carrying out the Alterations and Additions. Gav Yam Lands will only refuse the application, condition its consent and demand amendments on reasonable grounds under the circumstances at hand, such as non-compatibility with the Building utilities and/or Main Systems, or for structural engineering and safety reasons. It is agreed that should Gav Yam Lands fail to reply within said 14 business days to the Lessor’s application filed as required, the plans will be considered approved. Notwithstanding the foregoing, it is clarified that Gav Yam Lands will not consent nor grant approval in the event of any work performed in connection with the structural engineering, facade and/or balconies of the Building, and/or the public areas of the Project and/or the electromechanical systems of the Building.

7.1.1.3
All Alterations and Additions will be carried out by the Lessee according to the provisions of this Agreement. For avoidance of doubt, it is clarified that approval of the plans for the Alterations and Additions by Gav Yam Lands does not derogate from the Lessee’s sole responsibility and/or impose any responsibility on the Lessor and/or Gav Yam Lands in this regard, including binding the Lessor and/or Gav Yam Lands in any manner regarding the quality of all components of the planning.

7.1.1.4
Immediately after receipt of the reply from Gav Yam Lands, or at the end of 14 business days as aforesaid in which no reply was received from Gav Yam Lands, the Lessee may carry out the work that received approval by Gav Yam Lands, in coordination with Gav Yam Lands, and subject to signing the Tri-party Agreement (as defined below). The Lessee undertakes to act reasonably to prevent any delays and/or disturbances to the Lessor’s work and/or any damage to the Leasehold and/or to Gav Yam Lands and/or anyone acting on its behalf and/or work performed in the Building by the Lessor and/or anyone acting on its behalf (including Gav Yam Lands).

7.1.1.5	The Lessee will sign a Tri-party Agreement for carrying out the Alterations and Additions in the format attached as Appendix I to this Agreement (above and hereinafter: “Tri-party Agreement”).

7.1.1.6
Engagement with the plumbing consultant (in connection with the fire sprinklers and pipes in the Leasehold), structural engineering consultant (if necessary), and any other relevant consultants at the discretion and according to guidelines of Gav Yam Lands. It is hereby agreed that an unreasonable demand for fees of the above consultants will be brought to the Supervisor for a decision.

7.1.1.7
Repair of any damage caused to the Building and/or its surroundings as a result of performance of the above work by the Lessee, if any, routinely during performance of the work, and protection of the elevator for loading of equipment, entry areas of equipment and materials into the Building and Leasehold and access routes thereto, all in coordination with the Park Management Company.

7.1.1.8
The Lessee undertakes to begin the Alterations and Additions immediately after the Date of Delivery (which is the signing date) and to complete them in full by and no later than December 1, 2021. It is clarified that if the Alterations and Additions are not completed within the said period, this will not prevent commencement of the Lease Term and the Lessee’s other obligations in this regard, subject to the Grace Period set out in section 4.1.

7.1.1.9
Upon completion of the Alterations and Additions, and in any event no later than the Date of Delivery, the Lessor will provide Gav Yam Lands with Final Plans of the Leasehold in PDF and AutoCAD format.

7.1.2
The Parties undertake to purchase and maintain insurance as set out in the insurance appendix (Appendix E). The Lessee undertakes to furnish Gav Yam Lands with the applicable insurance confirmations as aforesaid by the Date of Delivery and as a condition for delivery.

7.1.3
  The Lessee undertakes to carry out the Alterations and Additions in a manner that does not cause any disturbance to the Lessor and/or anyone acting on its behalf and/or other lessees in the Building and its surroundings, while avoiding any disturbance and/or causing any noise and/or dust and/or nuisance. The Lessee will be solely responsible for any physical and/or property damage of any kind incurred by any person and/or the Leasehold and/or the Building due to and/or in connection with the Alterations and Additions.

7.2
The Lessee will be solely responsible and will bear all expenses related to the Alterations and Additions, including its responsibility to obtain any permit required by any law for performance of the Alterations and Additions that are subject to this section and for payment in respect thereof, if any, whether imposed on the Lessee or the Lessor, including obtaining a Fire Department permit. For avoidance of doubt, if the Lessor’s signature is required for the purpose of obtaining a permit, the Lessor will provide its consent and signature through Gav Yam Lands, within 10 business days of receipt of the Lessee’s request at the offices of Gav Yam Lands, provided that no financial and/or other obligation is imposed on it. The Lessor, through Gav Yam Lands, shall not refuse the Lessee’s request if the approval was provided in advance, in writing and does not constitute a prohibited change, on condition that the Lessee’s request does not contradict the provisions of this section.

The Parties also agree that any Alteration or Addition to the Leasehold, as specified in this section above and below, on the Lessee’s account, will be the Lessor’s property if the Addition or Alteration meets the definition of fixtures, as defined in the Land Law, 1969, and if the Alteration or Addition does not meet the definition of fixtures, it will be deemed the Lessee’s property and the Lessee will be required to remove and/or dismantle them at the end of the Initial Lease Term and/or at the end of the Option Period, as applicable, unless the Lessor, through Gav Yam Lands, consents to leaving them, all on condition that the Lessee returns the Leasehold to the Lessor in a good and proper condition and as it was on the Lease Term commencement date, except for reasonable wear and tear. Notwithstanding the foregoing, it is agreed between the Lessee and Lessor that some facilities and/or furniture and/or Additions meet the definition of fixtures as aforesaid, but will remain in the Lessee’s possession at the end of the Lease Term, in respect of which an agreement will be made in writing between the Parties and attached as an integral appendix to this Agreement.

Notwithstanding the law and the foregoing, special equipment of the Lessee (such as a generator, servers and special chillers purchased by the Lessee for which if financed the installation) will not constitute fixtures for the purpose of this Agreement, and the Lessee may dismantle them at any time in coordination with the Park Management Company and according to its guidelines, including at the end of the Initial Lease Term or Option Period (if exercised), at its sole discretion, and all according to and in the manner specified in section 28.1 below.

For avoidance of doubt, in the event that the Lessee elects to leave the Alterations and Additions in the Leasehold, it shall not be entitled to demand and receive any consideration for them from the Lessor.

For avoidance of doubt, notwithstanding and without derogating from the foregoing, the Lessor, including through Gav Yam Lands, may at the end of the Initial Lease Term and/or Option Period, as applicable, and instruct the Lessee to dismantle any Addition installed in the Leasehold that does not meet the definition of fixtures, and the Lessee will be required to dismantle that instructed by the Lessor as aforesaid, as a condition to vacating the Leasehold and return of the guarantees as set out in section 18.5 below.

7.3
For avoidance of doubt and without prejudice to the generality of the above and hereinafter, it is hereby clarified that any installation and/or alteration and/or addition to drapes and/or shades and/or blinds in the Leasehold that affect the facade of the Building and/or Leasehold, must receive the prior written approval of the Lessor’s architect. The approval of the Lessor’s architect will be provided within 14 business days of the application. If the architect’s approval is not granted by such date, the application will be considered approved.

7.4
In addition and without derogating from the generality of the foregoing, it is clarified that upon completion of the Customizations and before occupancy and commencement of the activity in the Leasehold, the Lessee will provide any permit required, if required by law and/or a competent authority based on the type of work carried out by the Lessee for the purpose of occupancy of the Leasehold.

7.5
For avoidance of doubt, it is hereby clarified that during the Work Period (i.e., from the Date of Delivery until the Lease Commencement Date), the Lessee will bear all payments applicable to the Leasehold under this Agreement and by law during the Work Period, excluding Management Fees, Leasehold Rent, municipal rates and taxes, and Rent for the parking spaces. Furthermore, during such period only, the Lessee may request exemption from payment of municipal rates and taxes of the property in respect of the Work Period, according to the procedures and requirements of the local authority (and it will be solely responsible for obtaining such exemption, if its application is approved, without any claim on its part against the Lessor if its application is not approved, but it is clarified that the Lessor on its part will assist the Lessee in obtaining the exemption by signing the documents required (if required in its capacity as Lessor), provided that no responsibility and/or liability not set out in this Agreement is imposed on it.

Finishing Work budget - It is agreed that, at the Lessee’s request, the Lessor will bear the cost of Customizations that constitute a fixed investment in the Leasehold (as opposed to an investment in equipment and/or machines and/or improvements that do not constitute fixtures) in a total amount of NIS 3,500 per square meter plus duly required VAT, i.e., a total of NIS 5,950,000 plus duly required VAT (hereinafter: “Budgeted Amount” and “Finishing Work Budget”) according to the Finishing Work specifications attached as Appendix M to this Agreement, provided that the Lessor did not carry out such work independently prior to delivery. Beyond such amount, the Finishing Work will be performed by the Lessee. It is agreed between the Parties that payment to consultants is part of the Budgeted Amount and the Lessee may purchase furniture for the Leasehold at a value of up to 10% of the Budgeted Amount.

The Finishing Work Budget will be exercisable by the Lessee at the stages below, based on the progress of the Lessee’s work in the Leasehold and the Lessee’s request and needs.

It is clarified that the Budgeted Amount excludes construction and installation of the floor restrooms and kitchenette as well as for the purpose of improving the shell (hereinafter: the “Additional Work”). The Lessor will transfer another budget of NIS 500,000 to the Lessee for the Additional Work, which will be added to the Budgeted Amount.

Subject to forwarding of an invoice approved for payment by the Lessee to the Lessor, the Lessor will pay the amounts on account of the Finishing Work Budget directly to the Lessee, while each amount will be paid within thirty (30) days of the end of the month in which the duly required tax invoice is provided to the Lessor in its name (EOM + 30 days) together with references such as a bill of quantities, and after confirmation by an engineer on behalf of the Lessor that the work was actually performed.

It is agreed that such confirmation will be provided no later than 7 (seven) business days from receipt of the invoice by the Lessor.

It is clarified that the total amount to be paid by the Lessor shall under no circumstances exceed the Budgeted Amount.

If the Lessee terminates the Lease Term prior to the end of the Initial Lease Term or Option Period, for any reason, including without exercising the Option Period at all, the Lessee will pay the Lessor no later than the date of terminate of the relevant period under such circumstances, the Budgeted Amount calculated proportionately over 8 years plus Base Index Linkage Differentials and duly required VAT for each lease year (or a proportionate part thereof) not actually exercised.

For instance:

If the Finishing Work Budget was NIS 250,000 and the Lease Term (including the Option Period) under the Agreement was 8 years, but the Lease ends after 4 years, the Lessee will pay the Lessor 50% of the Budgeted Amount, i.e., NIS 125,000 plus Base Index Linkage Differentials and duly required VAT.

If the Finishing Work Budget was NIS 250,000 and the Lease Term (including the Option Period) under the Agreement was 8 years, but the Lease ends after 6 years, the Lessee will pay the Lessor 25% of the Budgeted Amount, i.e., NIS 62,500 plus Base Index Linkage Differentials and duly required VAT.

Notwithstanding the foregoing, it is agreed between the Parties that if an alternative tenant enters instead of the Lessee, which replaces the Lessee for all intents and purposes immediately upon early vacation of the Leasehold, the alternative lessee (instead of the Lessee) will be liable for all debts and obligations of the original Lessee, including in accordance with this section.

It is clarified that the foregoing does not constitute consent to shorten the duration of the Agreement and does not derogate from the Lessee’s responsibility with respect to the quality and performance of the work in the Leasehold and/or does not impose any responsibility on the Lessor in respect of performance of the work.

8.	Purpose of the Lease

8.1	The Purpose of the Lease is as defined in section 3.8 above, and the Lessee undertakes not to use the Leasehold or any part thereof for any purpose other than the Purpose of the Lease.

8.2
The Lessee confirms that it is aware that operating the Leasehold while changing or deviating from the Purpose of the Lease, apart from being a fundamental breach of this Agreement, may lead to a breach of other leases between the Lessor and other lessees in the Building and to additional damage to the Lessor. Therefore, it is hereby agreed that in the event that the Lessee uses the Leasehold while deviating from the Purpose of the Lease and/or the permitted zoning thereof by law, the Lessor may, after giving the Lessee 30 days written warning, request the remedy of an injunction against operating such business, without derogating from any other remedy and/or right granted to it under this Agreement and/or by any law, including its right to receive compensation and/or indemnification from the Lessee in respect of any damage and/or expense and/or loss incurred (if any) due to such deviating use.

8.3
The Lessor declares that subject to the above and hereinafter in this Agreement, it is aware that the Lessee will make continuous use of the Leasehold for its business activities and the Purpose of the Lease, 24 hours a day, seven days a week (365 days a year) and undertakes to allow the Lessee to do so without any disturbance or limit on its part (except for Yom Kippur), and to this end, to provide the Leasehold with the necessary management services required under the circumstances at hand, outside normal business hours and on weekends and holidays, for the purpose of the Lessee’s activities in the Leasehold, including access the Leasehold and parking spaces (as specified in section 14), and air conditioning to the Leasehold (except on Yom Kippur).

9.	The Rent

9.1
The monthly rent in the Initial Lease Term in respect of the Leasehold areas will be NIS 80 (or in words: eighty new Israeli shekels) per square meter of the Leasehold area plus Index Linkage Differentials and duly required VAT. This amount includes NIS 3,500 per square meter as set out in section 7.5 regarding the Finishing Work Budget.

Accordingly, the monthly rent in respect of the Leasehold will be NIS 136,000 per lease month plus Linkage Differentials and duly required VAT (hereinafter: “Rent for the Leasehold Area”).

The Rent for the parking component included in the Leasehold will be a total of NIS 12,000 (and in words: twelve thousand new Israeli shekels) in respect of 30 internal parking spaces, plus Index Linkage Differentials and duly required VAT (hereinafter: “Rent for Parking” and “Parking Fees”). It is clarified that the Lessee will be granted the right to use 10 outdoor parking spaces without being required to pay any rent for them (the Rent for the Leasehold Area and Rent for Parking will be referred to jointly hereinafter as: the “Base Rent”).

For the sake of good order, the Base Rent together will be NIS 148,000 (and in words: one hundred and forty eight thousand new Israeli shekels) plus Index Linkage Differentials and duly required VAT.

The Rent in the Option Period will be an additional 5% compared to the Rent in the last month of the Lease Term plus Index Linkage Differentials and duly required VAT (hereinafter: “Rent for the Leasehold in the Option Period”).

For avoidance of doubt, the Rent for Parking will remain unchanged in the Option Periods.

9.2	Additional payments:

9.2.1	Electricity payments - as set out in the Electricity Agreement (Appendix G).

9.2.2	Air-conditioning consumption payments as set out in section 22 below.

9.2.3
Contribution to the insurance costs of the Lessor and/or anyone acting on its behalf, as specified in the insurance appendices (Appendices E) purchased by the Lessor and/or anyone acting on its behalf, based on the Lessee’s proportionate share, which is estimated at NIS 0.7 per meter.

9.2.4	Payment of Management and Maintenance Fees for the Leasehold - as set out in section 21.4.1 below.

9.2.5
Payment of municipal rates and taxes for the parking spaces used by the Lessee in accordance with the provisions of this Agreement, which will be paid at the demand of the relevant authority or immediately with the Lessor’s demand, if the payment demand is issued in its name.

9.3	The Base Rent will bear Base Index Linkage Differentials, according to the provisions of section 11 below.

9.4	The Lessee undertakes to pay the Lessor the Base Rent plus Linkage Differentials thereon and value added tax, for the entire Lease Term, in the following manner:

9.4.1	The Rent, Maintenance and Management Fees as defined below and the other payments applicable to the Lessee under this Agreement will be paid monthly in advance, no later than the first of every month.

9.4.2
Such Rent and Management and Maintenance Fee payments will be made by Direct Debit from the Lessee’s account in the wording attached to this Agreement as Appendix C, which will be provided by the Lessee at the time of signing this Agreement, duly signed by the bank.

9.4.3	The Rent will be updated according to the provisions of section 11 below.

9.4.4	The Lessee hereby waives the need, if any, for advance notice or demand for payment of the Rent.

9.4.5
The Lessor will give the Lessee an invoice in respect of each payment required under this Agreement. If the delivery date of the invoice and/or the payment date fall on a non-business day, the dates will be deferred to the following business day.

9.4.6
The Lessor will give the Lessee an invoice in respect of each payment required under this Agreement. An invoice given to the Lessee by the 20th of a calendar month will be paid on the 1st of the following calendar month. An invoice given to the Lessee after the 20th of a calendar month will be paid on the 15th of the following calendar month. If the delivery date of the invoice and/or the payment date fall on a non-business day, the dates will be deferred to the next business day.

9.4.7	An appropriate tax invoice in respect of the Rent and Management Fees will be given to the Lessee upon effecting any such payment.

10.	Non-Application of Tenant Protection Laws

10.1	The Lessee confirms and declares that:

10.1.1	Tenant protection pursuant to the Tenant Protection Law (Consolidated Version), 1972 or any other law does not apply to this Lease.

10.1.2	No key money or any other consideration has been paid to the Lessor, directly or indirectly, in respect of granting this Lease.

10.1.3	On the commencement date of the Term of this Lease, there was no tenant in the Leasehold that is permitted to hold it legally.

The Lessee declares and confirms that its expenses and investments in preparing alterations in the Leasehold, as an addition or renovations or participation in expenses, or any other investment for customization of the Leasehold to its purposes shall under no circumstances be considered key money of any kind and shall not grant the Lessee any right, and such investments will not change that stated above according to which none of the tenant protection laws apply to the Leasehold.

11.	Linkage

11.1
The Base Rent and all NIS-denominated payments in this Agreement will be linked to changes to the Index, as defined above, provided that they are no less than the amount specified in this Agreement. If on the payment day of any part of the Rent (hereinafter: “Effective Date”) the latest Index published prior to the Effective Date (hereinafter: “New Index”) is higher than the Base Index on the date of the first payment of Linkage Differentials, or in any other case, higher than the previous Index in respect of which the Lessee was charged Linkage Differentials (hereinafter: “Last Index Charged”), the Lessee hereby undertakes to pay the Lessor such Base Rent payments increased proportionately to the increase in the New Index compared to the Base Index or compared to the Last Index Charged, as the case may be. For avoidance of doubt, it is clarified that under no circumstances will a decrease in the Base Index be taken into account.

The addition to the Base Rent as calculated above will be referred to in this Agreement above and hereinafter as: “Linkage Differentials”.

11.2
For the purpose of calculating the Index change, the payment date will be considered the date on which the Rent was due to be paid. However, it is hereby agreed explicitly that this is not a waiver or consent on behalf of the Lessor of the Lessee’s obligation to pay the Rent on the agreed dates and of the remedies at the Lessor’s disposal in the event of payment default.

The Lessee has the right to pay the Rent in advance for any part of the Lease Term, in which case the linkage of such amount will apply until the actual payment date (the earlier date).

11.3	The Linkage Differentials will be considered Rent for all intents and purposes and will be paid on the Rent payment date in the same way as the Rent.

12.	Suitability inspection, use, obtaining permits and compliance with laws

12.1	The Lessee undertakes to use the Leasehold solely for the Purpose of the Lease as defined above, and for no other purpose.

12.2
The Lessee declares that it has inspected and was given the opportunity to inspect every item related to the Project, the Building and the Leasehold, including and without derogating from the diagram of the Land and the Leasehold and the Technical Specifications (Appendices A, B and D) as well as the planning, physical and legal state of the Land and the Lessor’s rights therein, and the urban building plan applicable to them, and it also inspected the planning, licensing and legal status of the Leasehold; that it is aware of the Leasehold zoning under the above; and that any kind of payment applicable to the Leasehold for the specific use of the Lessee, and any damage and/or expense for incompatibility between the Purpose of the Lease set out in this Agreement and such zoning of the Leasehold or for any other related restriction will apply solely to the Lessee. The Lessee further declares that it is aware that the Leasehold will be handed over to it in its as is condition. It does not and shall not have any claim and/or lawsuit and/or demand in connection with the condition of the Leasehold and/or the Building and/or the Project, including and without derogating from the generality of the foregoing, any allegation of incompatibility, choice, defect or any other allegation in connection with the Project and/or Building and/or Leasehold, including the possible use of the Leasehold with all that such entails. The Lessee also declares that it is entering into this Agreement based on its inspections and impressions, after receiving and reviewing all information it deems relevant and necessary for entering into the Agreement, and not based on information provided by the Lessor.

12.3
The Lessee undertakes to do everything necessary to obtain, by commencement of the Lease Term, all the approvals, licenses and permits necessary by law for use of the Leasehold or any part thereof for management of its business in the Leasehold, and to act according to them.

The Lessor undertakes to cooperate with the Lessee in the process of obtaining such permits, provided that this does not impose any financial and/or other obligation on it.

If the Lessor’s signature is required for the purpose of obtaining a permit, the Lessor will provide its consent and signature within 10 business days of receipt of the Lessee’s request at the Lessor’s offices, provided that no financial and/or other obligation is imposed on it. The Lessor shall only refuse the Lessee’s request as stated in this section on reasonable grounds that must be specified.

12.4
For avoidance of doubt, the Lessee declares that it is aware that the Lessor will not bear any responsibility to obtain any permits, approvals or licenses for the purpose of management of the Lessee’s business in the Leasehold or customization of the Leasehold according to the instructions of any competent authority for granting of such permit, license or approval, and the Lessee undertakes to obtain and provide any permit, approval or license at its expense and responsibility, including the business license required and/or to be required pursuant to the provisions of any law and/or at the instruction of any competent authority for the purpose of managing its business in the Leasehold and compliance with the Purpose of the Lease, and it undertakes that they will remain in force and their provisions will be performed by it in full throughout the Term of the Agreement. For avoidance of doubt, the Lessee declares that it does not and shall not have any claim and/or demand against the Lessor in respect of use of the Leasehold.

12.5
The Lessee undertakes to uphold any law and obey the provisions of any permit applicable to the Leasehold and/or any part thereof. The Lessor undertakes to uphold any law and obey the provisions of any permit applicable to the Leasehold and/or any part thereof. The provisions of this section are material and main provisions of this Agreement, and breach thereof shall constitutes a material breach of the Agreement.

13.	Transfer of Rights

13.1
The Lessee undertakes to refrain from giving and/or transferring and/or leasing and/or assigning and/or endorsing and/or pledging its rights under this Agreement in any manner and to refrain from permitting any third party from using and/or holding the Leasehold or any part thereof and to refrain from including with any third party in possession or use of the Leasehold or in reaping any benefit therefrom in any manner, not even as an authorized user or franchisee, whether directly or indirectly, whether for a consideration or not, unless it receives prior express written approval from the Lessor.

Without derogating from the foregoing, the transfer of rights to a subsidiary or fellow subsidiary of the Lessee or a wholly or partially owned company of the Lessee and/or of the controlling shareholder of the Lessee, shall be subject to the approval of the Lessor, which will only refuse on reasonable grounds.

In the event of a change of control of the Lessee, this will be considered a transfer of rights that is subject to the provisions of this section above. “Control” for the purpose of this section is as defined in the Securities Law, 1968.

13.2
The Lessor (including the Management Company) may give and/or transfer and/or assign and/or endorse and/or mortgage and/or pledge all its rights and/or debts in the Leasehold pursuant to this Agreement in any manner without any restriction and without having to obtain the consent of the Lessee, subject to the Lessee’s rights under this Agreement not being infringed. The Lessor will give the Lessee written notice of any action set forth in this section shortly after completion thereof.

13.3
The Lessee undertakes to sign any reasonable document or deed, if it is required to do so for the transfer of rights of the Lessor to any third party, within 10 business days of the Lessor’s request, provided that such signing does not impose any financial or other charge on the Lessee beyond the charges applicable to it under the provisions of this Agreement, and that such transfer is in accordance with the provisions of section 13.2 above.

13.4
Notwithstanding the provisions of any law, the Lessee undertakes to refrain from registering a caveat and/or any other record in respect of the provisions of this Agreement or its rights thereunder at the Land Registration Office and/or in any other public register. It is aware that registration of such caveat constitutes a material breach of this Agreement and in the event of registration of such caveat, it will be required to compensate the Lessor for any resulting damage incurred.

13.5
Furthermore, it is hereby agreed that the Lessee may lease up to 50% of the Leasehold area in a sublease to a lessee (any company or entity engaged in activity suitable to the Purpose of the Lease under this Agreement) whose economic strength and/or collateral provided is not inferior to that of the Lessee, and for periods ending prior to the end of the Initial Lease Term or second Lease Term (if exercised), on condition that the identity of the sub-lessee is approved in writing in advance by the Lessor (which will only refuse for reasonable grounds explained in writing), and the Lessee will be liable for all involved in the sub-lessee and will continue to be liable for its obligations to the Lessor under this Agreement, for denial of any lessor-lessee relations between the Lessor and the sub-lessee. A breach of the sublease by the sub-lessee that will naturally cause a breach of the Lease by the Lessee, will bind the Lessee for all intents and purposes in accordance with the provisions of this Agreement and any law toward the Lessor and in respect of any of its remedies. It is also clarified that the Lessee may not collect rent from the sub-lessee in an amount that exceeds the Rent paid to the Lessor in respect of the Leasehold area and that should it do so, the difference will be divided equally between the Parties. Furthermore, during the Initial Lease Term  or the first additional Lease Term (if exercised), the Lessee may bring an alternative lessee in its stead, which will have financial strength to the satisfaction of the Lessor (hereinafter: “Alternative Lessee”) without a criminal background (and if the transferee is a company - the controlling shareholder of the transferee), under the precondition that the Alternative Lessee is to the full satisfaction of the Lessor and subject to the Lessor’s prior written approval, provided that the Alternative Lessee takes the place of the Lessee and undertakes all its obligations under this Agreement in full. It is clarified that the Lessor will only refuse replacement of the Lessee with the Alternative Lessee for reasonable grounds explained in writing.

It is clarified that if the Lessee seeks to bring an Alternative Lessee under it as aforesaid, it will notify the Lessor thereof at least 30 business days in advance, during which the Lessor will be given the option of canceling the engagement of the Parties to the Lease or bringing an alternative lessee on its behalf (including by leasing the Leasehold to any of the lessees in the Building and the Project), at its sole discretion and without having to explain its decision or non-decision on the matter (hereinafter: “Right of First Refusal to a Lessee”). If the Lessor does not exercise the said Right of First Refusal or notifies the Lessee that it does not seek to do so during the said exercise period, the Lessee may offer the Leasehold to an Alternative Lessee that meets the conditions of this section.

14.	Changes in the Leasehold subsequent to delivery to the Lessee

Without derogating from the generality of the provision of section 7 above, the Parties agree that should the Lessee seek to make changes in the Leasehold subsequent to the Date of Delivery, the following provisions will apply:

14.1
The Lessee undertakes not to make or not to allow others to make any internal and/or external change in the Leasehold and not to add any addition or demolish any part of the Leasehold and/or any of its facilities and not to permit any alterations and/or repairs and/or additions and/or demolition to be carried out (except as is usual in day-to-day use of a leasehold, such as replacement of light bulbs, installation of partitions and drywall, and hanging of pictures) (hereinafter: the “Changes”) without receiving the prior written consent of the Lessor. The Lessor will reply to the Lessee’s request within 10 business days of receipt of the Lessee’s written request. In the event of non-reply within the said 10 business days, the Lessor will be considered to have given consent to the sought Changes. The Lessor will only object to the request and condition its consent on reasonable grounds under the circumstances at hand, such as incompatibility with the Building utilities and/or Main Systems, or for safety and structural engineering reasons.

If the Lessee makes such Changes and the Lessor demands restoring it to its the previous condition, the Lessee must do so within 14 business days of the written demand.

14.2
If the Lessee makes Changes without the Lessor’s approval, and/or fails to restore it to is previous condition, the Lessor may do so independently and/or by anyone acting on its behalf, at the Lessee’s expense, for the purpose of restoring the Leasehold to its previous condition, and the Lessee shall not have any claim and/or demand of any kind in respect of performance thereof by the Lessor.

14.3
It is agreed that the Lessee may install demountable open space partitions without requiring the Lessor’s approval and/or consent and they will be the property of the Lessee, and it must demount them at the end of the Lease and remove them from the Leasehold while restoring the Leasehold to its previous condition as it was delivered to the Lessee on the Date of Delivery, except for reasonable wear and tear and subject to the provisions of this Agreement.

14.4	The provisions of section 7 will apply mutatis mutandis to such Changes.

For avoidance of doubt, any Change that includes adding fixtures as aforesaid will not be considered payment of key money, as defined in the Tenant Protection Law, 1972.

14.5
If the Lessor agrees to the Lessee’s request to make Changes in the Leasehold, which include adding “fixtures”, as defined in the Land Law, 1969, the fixtures will be the Lessor’s property upon vacation of the Leasehold, and the Lessee may not remove them from the Leasehold or restore the Leasehold to its condition prior to the Changes unless the Lessor notifies the Lessee in writing of its demand to restore the Leasehold to its condition prior to the Changes.

If the Lessee makes Changes in the Leasehold which do not meet the definition of “fixtures” as stated above, with the Lessor’s consent, the Lessee will be required at the end of the Lease Term to restore the Leasehold to its previous condition prior to the Changes, unless the Lessor notifies the Lessee in advance and in writing of its consent to the Lessee’s request to leave the Changes in the Leasehold. If the Lessor notifies of its consent to leave the Changes in the Leasehold, the Lessee may not remove them from the Leasehold or make any changes to them, and they will be transferred to the Lessor’s sole possession at the end of the Lease Term in their as is condition without the Lessee being able to demand and/or receive compensation or payment for them and without this being considered payment of key money, as aforesaid.

14.6
The Lessor may construct any building on the roof of the Leasehold and/or additional floors in the Building, provided that the Lessee’s reasonable benefit from the Leasehold is not impaired during and/or after the construction period and that any other right granted to the Lessee under this Agreement and/or by any law is not infringed.

15.	Parking Lot

15.1
At the time of signing this Agreement, the Lessee also signs the parking lot agreement attached as Appendix K (above and hereinafter: “Parking Lot Management Agreement”) to this Agreement, and undertakes to comply with all provisions thereof, and to pay the “Parking Fees” as defined above, as part of the Base Rent and/or in the Option Period on time and as required. The Lessee is aware that a breach of the provisions of the Parking Lot Management Agreement constitutes a material breach of this Agreement, with all the consequences thereof.

16.	Maintenance and prevention of nuisance

16.1
The Lessor undertakes to maintain (by it and/or the Management Company) the Building at a level of maintenance and cleanliness as is customary in adjacent buildings throughout the Lease Term and Option Period, as applicable, including to repair and maintain defects in the public areas and the Building shell.

16.2
The Lessee will maintain the Leasehold in a good and proper condition, including the Alterations and Additions to be made by it in the Leasehold, if any, subject to the provisions of this Agreement, and other than reasonable wear and tear,  will keep the Leasehold, its close surroundings, facilities, accessories and all its attachments clean and tidy, including the service rooms located in the Leasehold and all restrooms intended for use by the Lessee, and will use them carefully and avoid causing any damage to the Leasehold and/or its facilities, other than reasonable wear and tear.

16.3
Without derogating from the generality of that stated above and hereinafter, the Lessee undertakes to keep all systems installed in the Leasehold in good working order and to ensure to service them regularly, including performance of repairs, and will replace them when necessary and return the Leasehold to the Lessor upon vacation thereof in a good and proper condition, subject to Alterations and Additions made in the Leasehold with the Lessor’s consent, when all its systems are in good working order.

16.4
The Lessee will fulfill the instructions of any competent authority, as shall be from time to time, in connection of the cleaning arrangements, the manner of disposal of residual waste, maintenance of the integrity of the drainage system and all other systems in the Leasehold.

Furthermore, the Lessee undertakes to comply with any relevant standard or legal provision pursuant to any law regard the use of prohibited materials.

16.5
The Lessee undertakes to keep the Leasehold and its surroundings clean, avoid accumulation of waste and materials that may cause a fire, avoid and eliminate odors and rust, and take every reasonable measure to prevent fire.

16.5.1
For avoidance of doubt, the Lessee declares that it is aware that other lessees are and/or will be located in its surroundings and that it must install devices and/or facilities and/or take the measures required to prevent any mess and/or odors and/or hazardous materials from the Leasehold that cause a nuisance and/or contamination to other tenants in the surroundings and it undertakes not install and not to allow the installation of cellular antennas in the Leasehold.

16.5.2	The Lessee will avoid creating any nuisance and undertakes not to cause any noise, air pollution, foul odors and shocks that may disturb the neighboring leaseholds.

The Lessee also undertakes to make all reasonable efforts to prevent fire.

16.6
The Lessee will notify the Lessor and/or Management Company of any damage to the Leasehold or nuisance caused to the Leasehold or other leaseholds immediately upon discovery thereof. If the Lessee fails to notify as aforesaid, it will bear any additional expense incurred by the Lessor due to failure to notify it on time.

16.7
The Lessee will take care of proper maintenance of the Leasehold and all its systems and will repair, at its expense, any failure or defect in the Leasehold and/or its systems and/or any failure or defect caused, formed or discovered in or from the Leasehold and any part thereof, including plumbing repairs and various other repairs, upon being formed and/or caused and/or discovered, other than damage to the Building and Main Systems up to the end point (such as electricity, plumbing, air-conditioning, air replacement installations, pipes, etc.) and damage for which the Lessor is responsible and/or damage to systems maintained by the Management Company according to this Agreement and/or the provisions of the Management Agreement not caused by the Lessee and/or anyone acting on its behalf.

16.8
Should the Lessee fail to carry out its obligations or any of them according to this section 16 and all its subsections, or fail to repair the damage to the satisfaction of the Lessor’s engineer, the Lessor may, but is not obligated, to carry out the repairs independently and all the repair expenses will apply to the Lessee, who will be required to reimburse the Lessor immediately upon the first demand plus Index Linkage Differentials according to section 11 above and interest on arrears according to section 24 below, calculated from the payment date of the repair by the Lessor until actual payment in full to the Lessor, against presentation of references regarding payment of the repair.

16.9
If the Lessee fails to carry out its obligations or any of them according to this section 16 and all its subsections, or fails to repair the damage to the satisfaction of the Lessor’s engineer within 14 days of the Lessor’s written demand, and in life-threatening emergencies and/or expected immediate damage to property, the Lessor may, but is not obligated to carry out repairs independently and all the repair expenses will apply to the Lessee, which will be required to reimburse the Lessor plus Index Linkage Differentials according to section 11 above and interest on arrears according to section 23 below, calculated from the delivery date of the written payment demand for the repair by the Lessor to the Lessee until actual payment in full to the Lessor.

The Lessor’s invoices for the amount of its expenses under this section will constitute prima facie evidence of the correctness and reliability thereof.

16.10
The Lessee hereby provides its full consent and authorization for the Lessor’s representatives, employees and/or agents to enter the Leasehold by prior arrangement with the Lessee based on the circumstances at hand, accompanied by a representative on behalf of the Lessee to inspect the condition of the Leasehold, compliance with the Lessee’s obligations under this Agreement, the Leasehold systems, equipment and facilities, and to carry out any repair and/or maintenance work which the Lessor is required to perform under the provisions of this Agreement and any law, technical and other arrangements, and the Lessor’s representatives may enter the Leasehold by prior arrangement with the Lessee in order to show it to other potential lessees, in the last six (6) months of the Lease (if the option is not exercised) or in the last six (6) months of the Option Period, if any, as the case may be. The Lessor will act to minimize the nuisance to the Lessee as far as possible when entering the Leasehold as aforesaid. The provisions of this section do not impose any responsibility or liability on the Lessor which is not explicitly imposed on it in this Agreement.

16.11
The Lessee will fulfill the instructions of the Lessor, the insurance company and any other competent authority related to firefighting, fire prevention, civil defense and safety arrangements and procedures arising from the Lessee’s activities in the Leasehold. The Lessee will also take all reasonable measures to prevent explosions and/or fire.

16.12
The Lessee undertakes to comply with the provisions of any law, including any law, regulation, order, bylaw or provision of any competent authority regarding management of its business in the Leasehold, and in connection with maintenance and use of the Leasehold, the Lessee will also be responsible for the payment of any fine imposed due to noncompliance with such provisions.

16.13
It is hereby agreed between the Parties that the Lessor may, when necessary, lay public pipes and/or cables within or near the Leasehold by prior arrangement with the Lessee. The Lessee undertakes to allow the Lessor and/or anyone acting on its behalf to service a utility placed in the Leasehold when necessary.

17.	Safeguarding the Leasehold

17.1	The Lessee shall not bring any equipment into the Leasehold that might cause damage to it and shall not place a greater load on the floor of the Leasehold than that which it was constructed to bear.

The permitted superimposed dead load on the floor of the offices is 200 kilograms per square meter and a permitted live load of 300 kilograms per square meter.

The permitted superimposed dead load on the floor of the storerooms is 200 kilograms per square meter and a live load of 300 kilograms per square meter.

The permitted superimposed dead load of the parking lots is 50 kilograms per square meter and a permitted live load of 300 kilograms per square meter.

In the event of any special or concentrated or machine foundation load, the Lessee must submit a plan and obtain prior written consent from the Lessor’s engineer.

17.2
Without derogating from the provisions of any law and/or authority, the Lessee undertakes, throughout the Lease Term, to appoint someone responsible for the issue of working with heat, whose function will be to approve working with heat in the Leasehold in writing and approve compliance thereof with the provisions of section 17.4 below, in the event of working with heat in the Leasehold. It is clarified that the Lessor is aware that based on the Purpose of the Lease and the purpose of the Company, the Lessee might perform work with heat, which will be performed according to any binding standard, provision and statute.

17.3
In this section, the term “working with heat” means as follows: performing any work involving welding, hard and soft soldering, work using a burner (such as cutting, tarring and insulation), drilling, grinding, disc cutting, material burning and any work involving the emission of sparks or flames.

For avoidance of doubt, it is hereby clarified that the following procedure does not apply in the event of working with heat with hazardous cylinders such as fuel or gas cylinders and that in the event of such work, the Lessee must obtain a detailed procedure from the Lessor’s engineer.

17.4
If, in the Leasehold and/or its surroundings, the Lessee and/or anyone acting on its behalf works with heat not in the course of its regular activity and/or according to the provisions of section 17.2, the Lessee undertakes to act as follows:

17.4.1
Before performing any work with heat, the person responsible or appointed by it will inspect the designated work area and ensure that all flammable materials are kept away at a distance of at least 11 meters radius.

17.4.2	Fixed objects that cannot be moved must be covered with a non-flammable cover such as an asbestos blanket or wet tarpaulin.

17.4.3	Before performing the work, all openings and passages must be blocked.

17.4.4
A “fire observer” equipped with suitable portable fire extinguishers for the type of flammable materials in the surroundings must be positioned near the parties working with heat. At all times while work with heat is carried out and at least 30 minutes thereafter, the fire observer will ensure that there is no flare-up as a result of the work, and this will be the observer’s sole function.

17.5
For avoidance of doubt, it is hereby clarified that the foregoing does not exempt the Lessee from responsibility and/or liability for performance of any other instruction of any person, entity or authority with respect to work with heat and it shall have no claim and/or lawsuit against the Lessor in this regard. Furthermore, the Lessee declares that it shall be liable for any damage incurred by the Lessor and/or any third party as a result of noncompliance with the provisions above regarding working with heat.

18.	Collateral and guarantees

18.1
To secure compliance with the Lessee’s obligations under this Agreement and all its appendices, when signing this Agreement, the Lessee will give the Lessor an automatic, unconditional financial bank guarantee from an Israeli bank to the order of Gav Yam Lands Corporation Ltd., the Lessor’s legal representative, which may take action with it at its discretion, subject to the provisions of this Agreement.

The wording of the guarantee will be that attached to this Agreement (Appendix H1) (hereinafter: “Bank Guarantee”), in an amount of 6 months’  Rent, i.e. NIS 888,000 plus duly required VAT, and a total of NIS 1,038,960 (it is clarified that in the Option Period, the amount of the Bank Guarantee will be updated according to the revised Rent plus duly required VAT).

It is clarified that in any event, provision of the Bank Guarantee constitutes a condition for handover of possession of the Leasehold to the Lessee. However, if handover of possession to the Lessee is delayed due to a delay in providing the Bank Guarantee to the Lessor as aforesaid, beyond the fact that the delay in providing it constitutes a breach by the Lessee, the Lessee will in any case be liable for all payments applicable to it under the Agreement as from the Date of Delivery as defined above (even if in practice possession of the Leasehold has not yet been handed over to the Lessee under such circumstances).

The Bank Guarantee shall be linked to the Consumer Price Index from the date of issue and shall be valid for 12 months from the date of issue.

No later than 14 days before the beginning of every Lease year, or no later than 14 days before the guarantee expires, whichever comes first, the guarantee will be extended for another 12 (twelve) months, until the end of the Lease Term plus a further 90 (ninety) days after the end of the Lease (or Option, if exercised).

18.2
For avoidance of doubt, it is stipulated between the Parties that extension of the validity of the Bank Guarantee on the foregoing dates is one of the Lessee’s fundamental obligations under this Agreement and that if the Bank Guarantee or part thereof is exercised by the Lessor, the Lessee will be required to provide the Lessor with a new Bank Guarantee in lieu of the guarantee so exercised, up to the amount of the original guarantee plus Linkage Differentials, within 7 (seven) days of receipt of the guarantee exercise notice. It is clarified that exercise of the Bank Guarantee by the Lessor will be up to the amount of the damage arising from the breach only, subject to advance written notice of 10 (ten) business days to the Lessee of the Lessor’s intention to do so.

18.3
At the end of the Lease Term and on the Date of Delivery of the Leasehold by the Lessor, the Lessee must provide the Lessor with settlement confirmation of all payments and taxes applicable to and paid by it up to the date of vacation and return to the Lessor of the Leasehold and/or in respect of the Lease Term under this Agreement.

18.4	Deleted.

18.5
The Bank Guarantee will be returned to the Lessee 90 (ninety) days after the end of the Initial Lease Term or Option Period, as the case may be, or following provision of all confirmations required as specified in section 17.3 above, whichever comes first.

For avoidance of doubt, it is hereby clarified that deposit of the Bank Guarantee as aforesaid is a fundamental condition to this Agreement.

19.	Use of other areas outside the Leasehold

19.1
The Lessee shall have no claim against the Lessor if the public areas in the Building are reduced due to changes in planning or as a result of decisions or demands of the competent authorities or for any other reason.

19.2
Without derogating from any other provision in this Agreement, the Lessee may not make any special use of stairs, public areas in the Building and/or adjacent buildings, roads, stairwells or any other area outside the Leasehold.

20.	Electricity, water, communications systems, wiring and signs

20.1
Without prejudice to the other provisions of this Agreement below, the Lessee confirms that it is aware that the water installation in the Leasehold and connection of the Leasehold to the water network is subject to a contractual engagement between it and the local authority or the Management Company regarding the installation of meters for the Leasehold, and any related payment applies to the Lessee.

Furthermore, the Lessee confirms that installation of the electrical systems in the Leasehold and connection of the Leasehold to the grid is subject to a contractual engagement between it and the Lessor and/or the Management Company, all as the case may be, regarding the installation of meters, and any related payment applies to the Lessee.

The Lessor undertakes to cooperate with the Lessee in obtaining the provision of services by Bezeq or another communication provider to the Leasehold and will sign all documents required by Bezeq and/or the other communication provider within 10 business days of the request of the Lessee and/or anyone acting on its behalf.

20.2
The Lessee agrees that failure to connect the Leasehold to the grid as stated in Appendix G and/or to the water network does not derogate from its obligations under this Agreement and shall not constitute cause for claiming damages from the Lessor, as long as the Lessor provides the Leasehold with alternative regular electricity and water supply until connection of the Leasehold to the water network and grid.

20.3
Subject to the Lessor’s obligation to supply electricity as aforesaid, it is agreed that the Lessor, and the Lessor only, has the right, by 21 (twenty one) days advance written warning, to discontinue the supply of electricity to the Building in bulk and make sure to connect the Leasehold to Israel Electric Corporation’s general grid, and the Lessee shall have no claim against the Lessor in this regard, provided that its rights under the Electricity Agreement are not infringed.

The Lessee will install a generator on the roof of the Building at its expense, which will provide electricity to the Leasehold in the event of a power outage, so that no situation arises where the Leasehold is not connected to electricity. The generator details agreed between the parties: the generator will be 3.5*4 meters in size, with an estimated weight of 1.5 tons. In addition, a compressor of 3.5*2 meters in size will also be installed on the roof. The Lessor is responsible for ensuring physical space for installation of the generator and compressor. Notwithstanding the provisions of section 20.1 above, the Lessee declares and confirms that it was brought to its attention that the Lessor may install a central water tap in the Building through which the entire water supply to the lessees in the Building will be transmitted, in addition or instead of the existing water connection. In such case, the Lessee undertakes to pay the Lessor or anyone acting on its behalf for the water consumption to the Leasehold at the payment dates upon receipt of their demand (as opposed to the Lessee’s liability to pay for the water supply on the date of signing this Agreement directly to the water company operating in Rehovot). For avoidance of doubt, the actions required in connection with installation a central water tap, including installation of a water meter to the Leasehold, will be carried out by the Lessor at its sole expense.

20.4
The Lessee declares and confirms that it was brought to its attention that all electricity services to the Building and Leasehold will be provided by the Lessor and/or anyone acting on its behalf, in bulk, and that no electricity services will be provided to the Building and/or Leasehold by the Israel Electric Corporation.

20.4.1
The Lessee undertakes to pay the Lessor and/or anyone acting on its behalf its share of the electricity expenses of the Leasehold, all as set out in Appendix G to this Agreement (the Electricity Agreement) as well as its share in the electricity expenses for operation of the central air-conditioning system, all based on the Lessee’s actual consumption according to a meter reading.

20.4.2
The Lessee undertakes to sign the Electricity Agreement (Appendix G) with the Lessor and/or anyone acting on its behalf and to bear all payments for the electricity services for the Leasehold only, as set out in Appendix G. In any event, the Lessee confirms that the provisions of Appendix G, which will contain all the provisions of this section, will apply to the Lease relationship under this Agreement, whether the Lessee signs the agreement or not.

20.4.3
Without derogating from the generality of the foregoing, the payment obligation on the part of the Lessee under the provisions of the Electricity Agreement (Appendix G) and the electricity payment obligation in respect of the air conditioning, as stated in section 20.4.1 above, is the same as the Rent payment obligation, and the provisions of the Electricity Agreement are tantamount to the provisions of this Agreement, and breach thereof grants the Lessor all remedies set out in this Agreement. For avoidance of doubt, the provisions of sections 11.3, 22 and 24 of this Agreement will apply to the Lessee’s obligations under the Electricity Agreement, without derogating from any other remedy granted to the Lessor under the Electricity Agreement.

20.5
The Lessee undertakes to act reasonably to prevent blockages or breakdowns in the sewage network in the Leasehold resulting from use thereof and to bear expenses for repair of that network incurred as a result of use thereof.

20.6
The Lessee shall only install signs outside or on the Leasehold after receiving prior written approval from the Lessor and/or Management Company, subject to presentation of an illustration to the Lessor for approval and a summary of the location of the signs. The Lessee alone will bear the costs of installing such signs, and full responsibility in respect of installation thereof will apply to it.

The Lessor and/or Management Company may determine the form, size and location of the signs and the Lessor shall be required to install them as determined. If the Lessee installs a sign in contradiction to this section, the Lessor and/or Management Company may remove it at the Lessee’s expense.

20.7
The Lessee shall bear any tax or fee and shall be fully responsible for the installation and maintenance of the signs, and shall be required to obtain any permit required for the purpose of installation of signs.

20.8
If the Lessor and/or Management Company installs a uniform sign for all buildings constructed and/or to be constructed by the Lessor in the area of the Leasehold and/or Building, the Lessee must bear the proportionate payment for such sign.

The same rules apply to any amount to which the Lessor is liable under this subsection as to the Rent, for all intents and purposes.

Without derogating from the foregoing, the Lessor undertakes to cooperate with the Lessee in obtaining the approvals and/or permits required for installation of the signs, including signing any forms and/or confirmations required for this purpose, provided that the Lessor’s said signature does not impose any financial and/or other liability on it. For avoidance of doubt, if the Lessor’s signature is required in order to obtain a permit, the Lessor will provide its consent and signature within 10 business days of receipt of the Lessee’s request at the Lessor’s offices, provided that no financial and/or other obligation is imposed on it. The Lessor shall only refuse the Lessee’s request as set out in this section on reasonable grounds to be specified.

20.9
The Lessor may install billboards on the roof and in the yard of the Leasehold for advertising purpose of the Leasehold and/or its tenants in the Building and/or the Project and the Lessee may not object in any manner to placement thereof, provided that such signs do not conceal, block and/or cover the Leasehold windows in any way and do not affect the activity in the Leasehold, and the Lessee waives any claim and/or lawsuit in this regard and may not object to placement thereof.

21.	Provision of shared services and facilities

21.1
The Lessor undertakes to maintain the Building (by it and/or the Management Company) at a level of maintenance and cleanliness as is customary in adjacent buildings, throughout the Lease Term and Option Period, as the case may be, including to repair and maintain defects in the public areas and the Building shell.

21.2	The Lessee may use the shared facilities only for their intended purpose, and all according to the instructions of the Lessor and/or Management Company.

21.3
The Lessee declares and confirms that it was brought to its attention that for maintenance of the Leasehold, other leaseholds in its surroundings and the shared services to all leaseholds, including public areas, such as exterior walls, public restrooms, yard, security rooms and the installations in the Building, the Lessor will provide maintenance and management services directly and/or through subcontractors and/or a service company (hereinafter: “Management Company”).

As long as such company has not been appointed or established or as long as such company has not started managing and maintaining the Building, or if such appointment is terminated and a new company has not yet been appointed in its place, the Lessor will serve as the Management Company for the purpose of this Agreement.

For the purposes of this chapter: The Main Systems, including the air-conditioning systems, elevators, electrical panels, plumbing, lighting, water, sewage and system drainage, fire extinguishers, emergency generator, smoke detectors, PA system and control systems.

It was also brought to the Lessee’s attention that the Lessor may transfer the management of the parking lot to another party, which will be referred to hereinafter as: “Parking Lot Management Company”.

21.4
If an external Management Company is appointed, the Lessee undertakes to sign a management agreement with the Lessor and/or the Management Company and a parking lot management agreement with the Lessor and/or the Management Company and/or the Parking Lot Management Company, and to bear all payments for the management services as set out in this section above and below, and the parking services as required under the provisions of the Agreement and the parking lot management agreement.

In any event, the Lessee confirms that the provisions of the management agreement, if signed, which will contain all the provisions below and the provisions of the parking lot management agreement, will apply to the Lease relationship under this Agreement, whether the Lessee signs the agreement or not.

21.4.1
From the “Lease Commencement Date,” and in accordance with the provisions of section 4.1 above, until the end of the Lease Term, the Lessee undertakes to pay the Lessor and/or Management Company management and maintenance fees to be determined according to the cost of all expenses as defined below plus 15%, according to the Lessee’s proportionate share of the Leasehold in the overall area (hereinafter: “Management and Maintenance Fees”) plus duly required VAT for each square meter of the Leasehold area [as of the date of signing this Agreement, the Management and Maintenance Fees are estimated at NIS 15 per square meter]. For avoidance of doubt, it is clarified that the Management and Maintenance Fees include the proportionate share of the Lessee’s participation in the Lessor’s insurance costs.

21.4.2
The Management and Maintenance Fees will include, inter alia, expenses for operating an information desk, cleaning and landscaping services, inspection and repair services for the foregoing systems, electricity and water supply in the public areas, insurance of the public areas including breakdown coverage, and expenses for any other services required at the discretion of the Lessor and/or Management Company.

21.4.3	In respect of a specific service to be provided by the Management Company to the Lessee and/or Leasehold, the Lessee will pay additional Management and Maintenance Fees.

The Lessor agrees and undertakes to bear its proportionate share in respect of unleased leasable areas.

21.4.4	It is agreed that the Management Agreement will include the following obligations:

21.4.4.1	The Management Company will keep books and accounts audited by an accountant, which will be open for inspection by the Lessee, if necessary for determination of the Management and Maintenance Fees.

21.4.4.2
The Lessee may not offset amounts due to it from the Lessor from amounts it owes the Management Company and may not offset amounts due to it from the Management Company from amounts it owes the Lessor.

21.5
Without derogating from the generality of the foregoing, the Lessee’s obligation to pay the Management and Maintenance Fees in accordance with the provisions of this section above is tantamount to the obligation to pay the Rent, and the provisions of the Parking Lot Management Agreement are tantamount to the provisions of this Agreement (if signed), and breach thereof grants the Lessor all remedies set out in this Agreement without prejudice to any remedy granted to the Management Company and/or Parking Lot Management Company under the Parking Lot Management Agreement and/or any law.

21.6
If such services are provided by the Management Company and/or Parking Lot Management Company, the word “Lessor” in this section shall mean: the Lessor and/or the Management Company and/or the Parking Lot Management Company.

21.7	The Lessee may use the shared facilities in the Leasehold area only for their intended purpose, and all according to the instructions of the Lessor or Management Company.

21.8
It is agreed that the Park Management Company and/or the Lessor and/or anyone acting on their behalf may from time to time, at their sole discretion, add more services to the park management services, postpone the commencement date of specific services and/or reduce and/or discontinue them, even if the supply of such service has already commenced, provided that this does not affect reasonable use of the Leasehold.

21.9
The Management Company and/or Parking Lot Management Company and/or Park Management Company may from time to time establish procedures and/or instruction regarding the management, maintenance and use of the Building and/or parking lot and/or Park, for all or some leaseholds and/or the common areas, including with regard to entry and exit arrangements, access security, operating hours, intensity of the lighting, operation of the air-conditioning systems, signs, placement of notices, etc., and revise the Rules for Conducting Business (Appendix L, hereinafter: the “Rules”), all on condition that such procedures and/or instructions do not hinder the Lessee in managing its business reasonably, do not contradict the provisions of this Agreement, and comply with the requirements of the safety standards.

21.10
The Lessee undertakes to follow all reasonable instructions of the Management Company and/or Parking Lot Management Company and/or Park Management Company in connection with the Leasehold, common areas, Building, parking lot and Project.

21.11	The Lessee declares that it has read the Rules and undertakes to comply with all provisions thereof.

22.	Air-conditioning payment

21.1.	It is hereby agreed and declared that the Management Fee payments set out in section 20 above exclude payment of electricity for the central air-conditioning system to the Leasehold.

21.2.
It is hereby agreed and declared that air conditioning to the Leasehold will be supplied by a central air-conditioning system (chillers) that provides air conditioning to all office floors in the Building.

21.3.
The Lessee hereby undertakes to pay the Lessor the electricity consumption costs for operation of the central air-conditioning system. The Lessee will bear the electricity consumption costs for operation of the central air-conditioning system based on the energy meter measurement, at IEC’s standard low voltage TOU tariff.

23.	Taxes, Levies and Mandatory Payments

23.1
All types of taxes, rates and taxes, payments, fees and levies (hereinafter jointly:  “Taxes”) whether municipal, governmental or others, imposed or to be imposed in future on or in connection with holding of the Leasehold, or in connection with management of the Lessee’s business in the Leasehold during or in connection with the Lease Term, applicable to the Lessee and/or holder of the Leasehold, including for use of the parking spaces, will apply to and be paid by the Lessee, from the Lease Commencement Date, without derogating from the Lessee’s right to obtain exemption as specified in section 7.5 above.

Municipal rates and taxes imposed for holding of the Leasehold will in the event apply to and be paid by the Lessee, even if the law holds that the tax will be paid by the Lessor and/or the Land owner.

23.2
The foregoing is not the imposition of an obligation on the Lessee to pay income tax, capital gains tax, land appreciation tax, property tax, building and development levies, etc. applicable to the Lessor.

23.3	Any payment by the Lessee to the Lessor under this Agreement will made plus VAT at the rate set by law on the payment date.

23.4	The Lessee confirms that it hereby waives obtaining exemption from payment of municipal rates and taxes for an empty property and undertakes not to act to obtain such exemption.

23.5
For avoidance of doubt, the Lessee hereby confirms that any depreciation deduction for the Leasehold, as shall be from time to time, will be the Lessor’s exclusive right, except for Finishing Work and Alterations and Additions carried out by the Lessor, and investments and construction by the Lessor in the Leasehold, at its expense, also prior to the Date of Delivery.

23.6
The Lessee undertakes to transfer the rates and taxes bills into its name at Rehovot Municipality and any other relevant authority within 7 days after the Date of Delivery, and to send the municipality notice of the change of holder in the wording attached as Appendix J to this Agreement. Such bills will remain in the Lessee’s name throughout the Lease Term and will be transferred back into the name of the Lessor and/or another third party instructed by the Lessor, only after the end of the Lease Term.

23.7
If the municipality increases the area of the Building for rates and taxes calculations due to new measurement, etc. (hereinafter:  “Additional Area”), the Additional Area will be divided pro rata between the lessees in the Building. The provisions of this section do not derogate from the Lessee’s right to institute appeal proceedings against the increase in the property area for the purpose of rates and taxes charges.

24.	Interest on arrears

24.1
Without derogating from the generality of the Lessor’s rights in this Agreement, or by law, if the Lessee defaults on any payment due to the Lessor under this Agreement, not due to an act or omission by the Lessor, the Lessee must pay the Lessor the amount in default plus interest at the maximum customary rate at that time at Israel Discount Bank Ltd., Haifa central branch, into a current drawing account for withdrawals beyond the permitted overdraft (hereinafter: the “Interest”) or Linkage Differentials and legal interest thereon, all at the highest amount and the Lessor’s election, from the date of arrears until the actual payment date. Notwithstanding the foregoing, it is agreed that a cumulative delay of any payments due to the Lessor under this Agreement and its appendices of up to 14 days throughout the Lease Term and up to another 14 days in the Option Period (if exercised), will not require the Lessor to pay Interest, and the Interest will apply from the 15th day of delay until the actual payment date.

24.2	The order and manner of recognizing the payments to be made by the Lessee in connection with the provisions of section 24.1 above will be determined by the Lessor, at its sole discretion.

25.	Frustration of the Lease:

If the Leasehold is materially damaged and reasonable use thereof is not possible, the Lessee may terminate this Agreement and it will be considered canceled immediately upon delivery of the cancellation notice. The Lessor will refund to the Lessee the Rent and/or payments and/or collateral received in advance for the period subsequent to such event, in the amount actually paid plus linkage, and the Lessee shall have no cause for damages against the Lessor, provided that the damage to the Leasehold and/or cancellation of the benefit is due to force majeure and/or an event beyond the Lessor’s control.

26.	Liability and insurance

26.1
The Lessor and/or Management Company and/or Parking Lot Management Company shall not bear any responsibility or liability for any physical damage and/or loss and/or property damage of any kind (direct or indirect) incurred by the Lessee and/or its employees and/or persons hired by it and/or its agents and/or customers and/or visitors and/or invitees and/or any other person in the Leasehold and/or any property of the Lessee, other than for a malicious or negligent act or omission by the Lessor and/or anyone acting on its behalf that caused such damage, and all without derogating from defense claims, if any, of the Lessor by law.

26.2
The Lessee will bear the liability imposed on it for physical injury and/or property damage and/or loss that may be caused to the body and/or property of any person or entity (explicitly including the Lessor and/or Management Company and/or Park Management Company) in respect of use and maintenance of the Leasehold. The Lessee undertakes to indemnify the Lessor and/or the Management Company and/or the Park Management Company for all amounts which the Lessor and/or Management Company were ordered to pay to a third party under a judgment, the performance of which was not delayed, due to a claim in respect of physical injury and/or property damage for which the Lessee is responsible as aforesaid, and in respect of reasonable expenses incurred by the Lessor and/or Management Company for defense against such claim, provided that: (a) the damage was not caused due to an act or omission by the Lessor and/or Management Company and/or Park Management Company; (b) the Lessor and/or Management Company and/or Park Management Company notified the Lessee of filing of the claim shortly after receipt thereof; (c) the Lessor and/or Management Company and/or Park Management Company allowed the Lessee to defend the claim also on its behalf; (d) the Lessor and/or Management Company and/or Park Management Company will notify the Lessor as soon as possible about any demand and/or claim, to allow the Lessee to defend against it and to cooperate with it in such defense.

26.3
Without derogating from the responsibility of the Lessee and Lessor under this Agreement and/or by law, the Parties will purchase insurance as set out in the insurance appendices attached to this Agreement as an integral part thereof, marked as Appendix E.

27.	Breach and rescission of the Agreement:

27.1	Without derogating from the provisions of any law, each of the following acts or omissions will be considered a material breach of the Agreement by the Lessee:

27.1.1	Use of the Leasehold not for the foregoing Purpose of the Lease, if the said breach is not rectified within 14 days of receipt of the Lessor’s written warning to the Lessee.

27.1.2
Transfer of the Lessee’s rights in the Leasehold to others in contradiction to the provisions of section 13 above, if the said breach is not rectified within 14 days of receipt of the Lessor’s written warning to the Lessee.

27.1.3
Payment default of Rent and/or Management Fees and/or a payment made by the Lessor instead of the Lessee on the due date and/or default of any other payment to be made by the Lessee under this Agreement and/or by law and/or failure to provide and/or renew the Bank Guarantee under the Agreement and/or its appendices, if such breach is not rectified within 14 days of receipt of the Lessor’s written warning to the Lessee.

27.1.4	Handing of a receivership or liquidation order, or appointment of a receiver over all or most of the Lessee’s assets, which is not rescinded within 45 days of the date of issue.

27.1.5	Non-elimination of a nuisance for which a judicial order for elimination thereof was handed down (the performance of which was not delayed) on the date set in the order.

27.1.6	Failure to vacate the Leasehold and/or return possession of the Leasehold on time in the manner and condition specified in section 26 below.

27.1.7
Performance of an act in contradiction to the provisions of sections 7-9, 12-14, 16, 15.1, 17, 18, 19.2, 21.3, 23, and 28.1 above, if such breach is not rectified within 7 business days (and if lengthy repairs are required, the Lessee will not be liable for the repairs within 7 business days) from receipt of the Lessor’s written warning to the Lessee.

27.1.8
Default of payment for services provided to the Leasehold under the Management Agreement and/or Electricity Agreement, if such breach is not rectified within 14 days of receipt of the Lessor’s written warning to the Lessee.

27.2	Without derogating from the provisions of any law, each of the following acts or omissions will be considered a material breach of the Agreement by the Lessor:

27.2.1
Inability of the Lessee to make reasonable use of the Leasehold or a material part thereof for a continuous period of 7 days and/or a cumulative period of 30 days in any Lease year due to an act or omission by the Lessor and/or anyone acting on its behalf (including the Management Company).

27.2.2	A change in the purpose of the Building by the Lessor, in a manner that infringes on the rights of the Lessee and the purpose for use of the Leasehold.

27.2.3	Handing of a receivership or liquidation order, or appointment of a receiver over all or most of the Lessor’s assets, which is not rescinded within 90 days of the date of issue.

27.2.4
Non-elimination of a nuisance which the Lessor is responsible for eliminating and for which an order was handed for elimination thereof (the performance of which was not delayed) on the date set in the order.

27.3
If any of the Parties commits such fundamental breach and fails to rectify it within 14 days of receipt of written notice by the party in breach, the injured party may cancel this Agreement, which will be considered canceled on the date set in the injured party’s notice.

27.4
If the Agreement is lawfully canceled according to its provisions, the Lessee will vacate the Leasehold and return possession thereof to the Lessor, according to the provisions of section 28.1 below, within 30 days of cancellation of this Agreement, and the injured party shall compensate the counterparty for any damage incurred.

27.5	The provisions of this section do not derogate from the other rights of any of the Parties under this Agreement or by law.

27.6
Any lack of action and/or response and/or non-use of any remedy under this section by any of the Parties will under no circumstances be interpreted as a waiver by it of its rights under the Agreement against an ongoing or other breach by the other party unless any of the Parties waives such rights explicitly in writing.

28.	Vacation

28.1
The Lessee will vacate the Leasehold at the end of the Lease Term or at the end of the Option Period, if such was granted to the Lessee and exercised, or on any date at which the Lease comes to an end according to this Agreement, and will return it to the Lessor according to the provisions of this Agreement. If the Lessee must vacate the Leasehold according to this Agreement, it must return the Leasehold completely clear of any person or object and in its as is condition on the commencement date of the Lease Term, except for reasonable wear and tear and excluding the Alterations and Additions made in the Leasehold as specified in this Agreement above.

28.2
If the Lessee fails to vacate the Leasehold as stated in section 28.1, section 28.3 below and section 27.4 above, not due to an act or omission of the Lessor, the Lessee will pay the Lessor predefined liquidated damages pro rata per day of delay at a rate equivalent to 150% of the Base Rent per month (or Rent in the Option Period, as the case may be) plus Linkage Differentials between the Base Index and the last published Index before actual payment. In addition, the Lessee will pay the Lessor any damage or loss incurred by the Lessor due to the delay in vacating the Leasehold and leasing it to a new lessee by the Lessor. The above provisions shall not derogate from any other remedy available to the Lessors under this Agreement and any law. It is clarified and agreed that such payment in respect of damages or loss will not affect the date of termination of the Lease Term and shall not release the Lessee from its obligation to vacate the Leasehold according to the provisions of the Agreement and the law. It is further clarified that as long as the Lessee fails to vacate the Leasehold in practice, the Lessee will be liable for all payments applicable to it under this Agreement, including Management Fees, electricity payments and all taxes and levies applicable to the Leasehold for the period until the actual vacation date.

28.3
Shortly before the vacation date, the Lessee will forward confirmation regarding the integrity of the sprinkler system, smoke detectors and emergency lighting, confirmation of the Fire Department, and confirmation from a certified electrician regarding all other relevant systems in the Leasehold to the Lessor. Furthermore, the Lessee will forward the final plans of the Leasehold in PDF and AutoCAD format to the Lessor.

29.	Contract and legal expenses

Each party will bear their costs in respect of preparation of this Agreement, including their attorneys’ fees.

30.	Amendment of the Agreement

Any change and/or amendment to this Agreement will be made only in an explicit written document signed by the Parties to this Agreement.

31.	Deviation

The consent of a party to this Agreement to deviate from its terms in a specific case or a series of cases shall not constitute a precedent and shall not by analogy apply to the same case or any other case in the future.

32.	Notices and Warnings

32.1
Any notice and warning sent by one party to the other in connection with this Agreement will be sent in one of the following ways: (a) By registered mail, or hand delivery according to the addresses of the Parties set out in the preamble to this Agreement (when the Lessee’s address in the Lease Term and Option Period, if exercised, will be the address of the Leasehold) (or any other address notified in writing) and such notice or warning will be deemed to have been delivered to the addressee upon actual delivery if delivered by hand and 72 hours after mailing if sent by Israel Post, when the postage is fully paid in advance; or (b) by email, provided that delivery is confirmed by telephone shortly after sending the notice, and such notice will be deemed to have been delivered on the date of receipt of the telephone confirmation.

32.2	The addresses of the Parties are as set out in the preamble of this Agreement.

33.	Additional measures

The Parties shall take any additional measures (including signing of additional documents) required for execution of this Agreement literally and in keeping with its spirit.

34.	General

34.1
The Lessee hereby waives any right of offset and/or claim of offset against the Lessor and/or Management Company and/or Park Management Company in connection with the amounts due to it, if any, from the Lessor and/or Management Company and/or Park Management Company under this Agreement and the Management Agreement.

34.2
The Lessee hereby declares that it waives the right to the remedy of an ex parte interim injunction against the Lessor and/or the Management Company and/or the Park Management Company with respect to vacation of the Leasehold at the end of the Lease Term and/or Option Period and/or upon cancellation of the Agreement and/or exercise of the collateral by the Lessor and/or leasing of the Leasehold to an alternative Lessee and/or with respect to any action which they may take in accordance with this Agreement.

34.3
Any waiver, neglect, disregard or failure to take legal action or delay in use of rights by one party in a specific case shall under no circumstances be considered a waiver, consent or admission by it, and any party may at any time use any of its rights under this Agreement, or by law, at any time its deems necessary, notwithstanding previous waivers, concessions, or neglects. The Lessee undertakes to refrain from registering a caveat on the Land in respect of its rights under this Agreement in the registers of the Land Administration Authority and/or Land Registration Office and/or any other public register, notwithstanding the provisions of any law, and that it is aware that registration of a caveat as aforesaid constitutes a fundamental breach of this contract, and in the event of registration of such a caveat, it will be required to compensate the Lessor for any damage incurred as a result of such registration.

34.4
For the purposes of this Lease, all its appendices and all that derives therefrom, including claims in respect of a breach thereof, both Parties determined the competent court at Tel Aviv and no other court as the sole and exclusive jurisdiction.

34.5
Drafts and documents exchanged between the Parties during the negations prior to signing this Agreement shall not be used for interpretation purposes of this Agreement, and the intention of the Parties regarding the Agreement cannot be learned from them.

34.6
It was agreed between the Parties that should an area of 1,000 meters on the fourth floor (presently leased to Nova Ltd.) become vacant during the Lease Term, the Lessor will first offer the Lessee the option of leasing such space. The terms and agreements between the Parties regarding leasing of such space will be discussed in a separate addendum and will be based mainly on this Agreement.

And in witness of all of the foregoing, the Parties hereto set their hand:

/s/ Gav Yam Lands Corp. Gav Yam Lands Corp. Ltd.	/s/ Omri Schanin /s/ Guy Hefer MeaTech 3D Ltd. C.N. 520041955
The Lessor	The Lessee